DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER AND NINE MONTHS 1997 RESULTS

KANSAS CITY, MO (October 16, 1997)--DST Systems, Inc. (DST) announces financial results for the third quarter and nine months ended September 30, 1997.

For the quarter ended September 30, 1997, DST consolidated net income increased 27.9% to $14.1 million or $.29 per share, as compared to $11.0 million or $.22 per share for the same quarter in 1996, after eliminations in the 1996 quarter of a net after tax gain of $127.6 million resulting from the completion of the merger of The Continuum Company, Inc. (Continuum) and Computer Sciences Corporation (CSC). Prior to such elimination, net income for the third quarter 1996 was $138.6 million, or $2.78 per share.

Consolidated revenues for the quarter ended September 30, 1997 totaled $159.9 million, an increase of 14.5% over the prior year quarter. U.S. revenues were $134.2 million for the quarter, an increase of 12.3% over comparable period 1996 revenues. U.S. revenues reflected growth in mutual fund, portfolio accounting, output processing, Automated Work Distributor (AWD) and subscriber management revenues. The number of U.S. mutual fund shareowner accounts serviced by DST increased to 43.1 million at September 30, 1997, an increase of 700,000 accounts from June 30, 1997 and an increase of 2 million accounts from December 31, 1996. Pages printed by Output Technologies, Inc. in the U.S. increased 18.9% over third quarter 1996 volumes to 326 million pages. AWD U.S. workstations licensed increased 40.5% from December 31, 1996 to 18,786 workstations at September 30, 1997.

International revenues totaled $25.7 million for the quarter, an increase of 28.0% over comparable prior year revenues, primarily resulting from increased license and support revenues for investment accounting and AWD systems, and higher Canadian mutual fund revenues. AWD workstations licensed outside the U.S. at September 30, 1997 were 7,110, an increase of approximately 11.6% from December 31, 1996. Canadian mutual fund accounts processed totaled 0.7 million at September 30, 1997, an increase of 188% over December 31, 1996.

Consolidated income from operations for the third quarter 1997 was $21.6 million, an increase of 40.1% over the 1996 quarter after adjusting 1996 costs and expenses for a non-recurring $13.7 million charge in connection with the Continuum/CSC merger. Consolidated operating margin increased to 13.5% from 11% for the 1996 quarter, as adjusted. Consolidated costs and expenses increased 13.9% to $118.8 million, from increased personnel and facilities costs to support revenue expansion. Depreciation and amortization decreased 1.8% from the prior year quarter. Although individual unit results varied, international businesses posted income from operations of $0.7 million for the current year quarter, primarily from higher revenues and lower levels of increases in system development costs, compared to an operating loss of $1.7 million from the prior year quarter.

For the third quarter 1997, equity in earnings of its unconsolidated affiliates, Argus Health Systems, Inc. and Boston Financial Data Services, Inc. were $2.6 million, an increase of 49.6% over the third quarter 1996. This increase was more than offset by a loss of $3.3 million at European Financial Data Services, Ltd. (EFDS) resulting from increased FAST2000 development costs and additional operating costs to add new full service clients and support existing clients' unit trust growth. At September 30, 1997, unitholder accounts serviced by EFDS totaled 796,500, an increase of 125% over December 31, 1996.

Interest expense totaled $2.0 million for the quarter ended June 30, 1997, an increase of $0.6 million over the prior year quarter.

DST's effective tax rate was 33.2% for the third quarter 1997, as compared to 25.5% for the prior year quarter (excluding the effects of the Continuum/CSC merger), primarily as a result of non-recurring tax credits in 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1997

In general, the same operating trends affecting the current quarter results also affected year-to-date results. For the nine months ended September 30, 1997, net income was $43.0 million, or $.87 per share, an increase of 33.3% over the $32.2 million, or $.65 per share for the nine months ended September 30, 1996, excluding the effects of Continuum. Prior to such exclusion, net income for the nine months ended September 30, 1996 was $155.4 million or $3.11 per share.

Consolidated revenues for the nine months ended September 30, 1997 increased 11.0% to $473.9 million. U.S. revenues increased 10.8% to $405.0 million and international revenues grew 12.1% to $68.9 million. Consolidated income from operations increased 27.2% to $66.2 million over the comparable 1996 period, excluding the effects of Continuum. Consolidated operating margin increased to 14.0% from 12.2% for 1996, as adjusted. DST recorded $1.4 million of equity in earnings of unconsolidated affiliates for the nine months ended September 30, 1997, an increase of $1.0 million over the comparable 1996 period excluding Continuum. 1997 year-to-date interest expense increased $0.9 million to $6.0 million. The year-to-date effective income tax rate decreased from 35.3% in 1996 (excluding the effects of Continuum) to 34.0% in 1997, principally due to differences in non-U.S. income tax rates.

OTHER ACTIONS

During the current quarter, DST repurchased 150,000 shares of its common stock under its 1.2 million share repurchase program. As of September 30, 1997, DST has repurchased 450,000 shares in 1997 and a total of 850,000 shares since the program commenced. The shares purchased will be available to provide to employees under DST's stock award program and to provide to option holders who exercise options.

Subsequent to September 30, 1997, DST purchased the minority interest of DBS Systems Corporation. DBS is now a wholly-owned subsidiary of DST.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

                                                    For the Three Months            For the Nine Months
                                                     Ended September 30,             Ended September 30,
                                                 -----------------------------   -----------------------------
                                                     1996            1997            1996           1997
Revenues                                             $ 139,569      $ 159,863       $ 427,047       $ 473,941

Costs and expenses                                     104,343        118,811         317,297         349,148
Depreciation and amortization                           19,804         19,453          57,684          58,551
Other expenses                                          13,700                         13,700
                                                 --------------  -------------   -------------  --------------
Income from operations                                   1,722         21,599          38,366          66,242
Interest expense                                        (1,356)        (1,960)         (5,110)         (6,006)
Other income, net                                          912            989           2,824           2,987
Gains on sale of equity investments                    223,438          1,252         223,438           1,464
Equity in earnings (losses) of
     unconsolidated affiliates                             (45)          (507)         (4,547)          1,357
                                                 --------------  -------------   -------------  --------------
Income before income taxes and
     minority interest                                 224,671         21,373         254,971          66,044
Income taxes                                            85,897          7,097          99,409          22,463
                                                 --------------  -------------   -------------  --------------
Income before minority interest                        138,774         14,276         155,562          43,581
Minority interest                                          144            222             188             607
                                                 --------------  -------------   -------------  --------------
Net income                                           $ 138,630       $ 14,054       $ 155,374        $ 42,974
                                                 ==============  =============   =============  ==============

Weighted average common shares outstanding              49,841         49,236          49,935          49,378
Earnings per share                                   $    2.78       $   0.29       $    3.11        $   0.87

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer